MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made effective as of March 3, 2020 (“Effective Date”), by and between Generex Biotechnology Corporation, a Delaware corporation (“Generex”), with offices at 10102 USA Today Way, Miramar, FL 33025, and EpiVax Inc., a Rhode Island corporation (“EpiVax”), with offices at 188 Valley Street, Suite 424, Providence, RI 02909.

BACKGROUND

A.	EpiVax and its Affiliates, as defined in Appendix 1, offer various services for antigenic epitope discovery and validation of potential peptide vaccine products for infectious disease and cancer using computational immunology algorithms and other services.

B.	Generex desires to purchase Services, as defined in Appendix 1, from EpiVax and/or its Affiliates (collectively referred to as the “Provider”) from time to time, and desires that Generex’s Affiliates have the right to purchase such Services from time to time.

C.	To facilitate purchasing Services from Provider, the Parties, as defined in Appendix 1, are entering into this Agreement under which Generex and its Affiliates may purchase Services from Provider from time to time.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

AGREEMENT

1.       Request for Services. The Ordering Party, as defined in Appendix 1, may, from time to time during the term of this Agreement, request that Provider provide Services under this Agreement. All Services provided under this Agreement will be covered by one or more statements of work (each, a “Statement of Work”), each of which is developed and executed by the Ordering Party and Provider in connection with any such request by the Ordering Party, and described more fully in Section 2. Statement of Work No. 1, which covers Services that have been agreed upon by the Parties as of the Effective Date, is attached to this Agreement as Appendix 2. The Parties may from time to time agree on additional Statements of Work for additional Services which will become part of this Agreement.

1.1    Conflict of Terms. If there is any conflict between the terms and conditions contained in this Agreement and the terms and conditions contained in a Statement of Work, the terms and conditions contained in the Statement of Work will control.

1.2    Standard of Performance. Provider will perform all Services using due care in accordance with (a) this Agreement (including all applicable Statements of Work and any mutually agreed technical documentation referenced therein); (b) generally prevailing industry standards applicable to such Service; (c) all applicable regulations as defined in the United States Code of Federal Regulations (CFR), particularly as published in 21 CFR, and (d) any applicable laws or regulations. Provider will make a good faith effort to start and complete all Services on time and within budget. Provider will promptly notify the Ordering Party of any conditions, circumstances, postponements, regulatory issues, legal proceedings, or other information that may impact in any way any Services to be provided by Provider, both in terms of timeline and budget.

1.3    Restrictions on Use or Transfer of Materials. Provider will use the Materials, as defined in Appendix 1, only in the performance of Services as expressly set forth in the applicable Statement of Work and in accordance with the applicable Material Transfer Agreement, if any. Provider shall comply with all laws and governmental rules and regulations that are applicable to its use of the Materials, including all laws and regulatory requirements of the United States Food and Drug Administration, and shall comply with any written safety precautions provided by the Ordering Party. Provider will under no circumstances engineer, re-engineer, modify or perform genetic or sequence analysis on any of the Materials. Provider shall not transfer or supply any Materials, or anything derived therefrom, in whole or in part, to any person (including employees), other than as expressly permitted under this Agreement (including any applicable Statement of Work).

1.4    Risk of Loss or Damage of Materials. Risk of loss or damage to the Materials shall be in accordance with the applicable Material Transfer Agreement or Statement of Work.

1.5    Subcontracting. Provider may subcontract any of its obligations under this Agreement (including under any Statement of Work) to an Affiliate or a Third Party; provided that Provider first (a)(x) in case of an Affiliate, gives at least ten (10) business days prior written notice to the Ordering Company, and (y) in the case of a Third Party, obtains the prior written consent of the Ordering Party, and (b) enters into a written subcontract with the Affiliate or Third Party subcontractor, which subcontract shall incorporate by reference all the terms of this Agreement and require the subcontractor to be bound thereby, which subcontract shall expressly recite the obligations of confidentiality set forth in Section 5 hereof, and which shall permit the Ordering Party to enforce the same directly against the subcontractor. Following Provider’s compliance with the terms of this Section 1.5 (a) and (b) above, such Affiliates and Third Parties shall be deemed to be “Permitted Subcontractors” and may thereafter perform as subcontractors under this Agreement. Provider agrees to guarantee the performance of any Permitted Subcontractors used in performance of any Services, and agrees to be liable to the Ordering Party for any breach of this Agreement or the applicable subcontract by such subcontractors. In the event that the Ordering Party reasonably believes that a Permitted Subcontractor has breached any of its obligations to Provider or the Ordering Party, or in the event that the Ordering Party reasonably believes a Permitted Subcontractor has not performed, or is not performing, its duties in a competent, professional, workman-like manner, in accordance with current industry standards, then the Ordering Party may require Provider to terminate the services of such Permitted Subcontractor. In the event that the services of a Permitted Subcontractor are discontinued for any reason, such Permitted Subcontractor shall be required to (i) deliver to the Ordering Party possession of and title to any and all reports, work product, Inventions, as defined in Appendix 1, and Deliverables, as defined in Appendix 1, created in connection with this Agreement or any Statement of Work, and within the Permitted Subcontractor’s possession or control, and (ii) return to Generex or provide Generex with written certification of the destruction of, at Generex’s sole option, all Materials, all Background IP of Generex and its Affiliates and all other Confidential Information of Generex and its Affiliates, as defined in Appendix 1, (including all copies thereof in any type of media), within the Permitted Subcontractor’s possession or control. Notwithstanding anything to the contrary in this Section 1.5, upon the Ordering Party’s request, termination, the Permitted Subcontractor shall preserve all works in process until each work in process reaches a stage where it can be delivered without risk of harm to the development thereof, and such work product will be delivered to Generex at such appropriate time.

2.       Statement of Work. Upon receipt of a request for Services from the Ordering Party, the Ordering Party, either solely or in conjunction with Provider, shall draft, and Provider and the Ordering Party shall execute, the applicable Statement of Work. Each Statement of Work will reference this Agreement and will include a detailed project plan for the provision of the applicable Services, including proposed technical documentation such as protocols, specifications, or flow charts, in each case setting forth the desired results and requirements for the Services, the planned method of accomplishing such request, the Deliverables to be delivered thereunder, the name and contact information for each Party in respect of the Services, the projected schedule for completion, and the fees to be paid (the “Service Fees”) and schedule for payments by the Ordering Party, along with such additional information as the Parties may agree. Upon execution of a Statement of Work, the purchase of Services by the Ordering Party and the sale of Services by Provider will be subject to the terms and conditions of this Agreement and such Statement of Work, including any valid amendments hereto or thereto. Each Statement of Work will constitute a part of this Agreement and will be incorporated by this reference herein. Changes to a Statement of Work will be recognized as sequentially numbered amendments to be attached to the original Statement of Work. Such amendments must be in writing and must define the specific changes and associated costs. Each amendment must be signed by authorized representatives of the Ordering Party and Provider. If such changes result in an adjustment in Service Fees or affect the estimated completion date (or portions thereof) of the Services, the Service Fees and/or estimated completion date (or portions thereof) shall be adjusted to a degree commensurate with such changes, as expressly set forth in the appropriate amendment. For the avoidance of doubt, unless the context otherwise requires, a “Statement of Work” shall be deemed to include any amendments thereto.

3.       Financial Terms.

3.1    Fees. The Service Fees and schedule for payment shall be as set forth in the applicable Statement of Work.

3.2    Expenses. The Ordering Party will reimburse Provider for any reasonable,

documented expenses incurred by Provider in connection with the performance of the Services; provided that such expenses have been approved in advance in writing by the Ordering Party (the “Expenses”).

3.3    Invoices and Payment. Provider will invoice the Ordering Party for the Service Fees and any Expenses in accordance with the terms and conditions of the applicable Statement of Work. The Ordering Party shall pay Provider the undisputed amount of each invoice within sixty (60) days of receipt of the invoice. Any terms contained on Provider’s invoice that are inconsistent with or supplemental to this Agreement or the Statement of Work are null and void. Overdue payments will accrue interest, at the lesser of one percent (1%) per month or the maximum allowable interest under applicable law, from due date until paid. All payments will be made in U.S. dollars, unless otherwise specified in the applicable Statement of Work. Any price or payment discounts must be expressly offered to the Ordering Party by Provider in a Statement of Work or other writing signed by an authorized representative of Provider to have any force or effect hereunder.

3.4    Taxes and Employee Benefits. Provider will be solely responsible for the payment of all taxes, its employees’ salaries, unemployment insurance, liability insurance, worker’s compensation, employee benefits and other employment-related costs, charges and deductions.

4.       Intellectual Property

4.1    Records. Provider will maintain a file of the documentation, information, records,

data, or other work product generated in connection with the performance of the Services for a period of five (5) years from issuance of the final report or delivery of manufactured materials under the applicable Statement of Work. Upon Ordering Party’s written request, Provider will deliver to Ordering Party copies of the applicable portions of the laboratory notebooks or other records maintained by Provider (and, if applicable, its Affiliates, and their respective employees and subcontractors) with respect to the Services. To the extent that such notebooks and files contain Confidential Information of either Party, such notebooks and files will remain subject to the obligations of confidentiality set forth in Section 5. At the request of the Ordering Party, Provider shall provide the Ordering Party with copies or electronic images of any and all Confidential Information of the Ordering Party in possession of Provider and/or its Affiliates, and/or their respective employees and subcontractors.

4.2    Background IP. Except as otherwise expressly stated in this Section 4 or in a Statement of Work, nothing in this Agreement constitutes a transfer of ownership of a Party’s pre-existing patents, copyrights, trade secrets or other intellectual property rights that are incorporated in or relate to any documentation, records, data, materials, methods, processes or other information utilized in the performance of the Services (the “Background IP”). For the avoidance of doubt, any processes or methods that are owned by Provider that are used in the production of the Deliverables will be Background IP of Provider. Similarly, any processes or methods that are exclusively owned by Generex or its Affiliates that are used in the production of the Deliverables including the Ii-Key, as defined in Appendix 1, will be Background IP of Generex.

4.3    Inventions. It is the intention of the Ordering Party that the services contracted through a Statement of Work result in the development of new Intellectual Property and patents or “Inventions,” as defined in Appendix 1. Provider shall, at the Ordering Party’s expense, do all things reasonably necessary or appropriate to assist the Ordering Party in obtaining patents or copyrights on any Inventions or Deliverables. Except as expressly set forth in any applicable Statement of Work, the Ordering Party shall be the exclusive owner of, and shall have all right, title and interest in and to, the Inventions and the Deliverables in exchange for agreed upon fees, milestones, and royalties, as outlined in an applicable Statement of Work. To the extent any intellectual property rights that are included in the Inventions or Deliverables would otherwise vest in Provider, any of its Affiliates, or any of their employees or subcontractors, except rights attached to the Provider Background IP, EpiVax IP and those rights explicitly reserved to Provider in an applicable Statement of Work, Provider hereby assigns to the Ordering Party all right, title and interest in and to such intellectual property rights, and agrees to execute, and to cause its Affiliates and such employees and subcontractors to execute, any further assignments or other documents that the Ordering Party deems appropriate to perfect or further evidence such assignment.

4.4 Non-Exclusivity. Ordering Party acknowledges that (i) Provider is in the business of providing services to Third Parties, and (ii) Provider reserves all rights to provide to Third Parties deliverables similar, but not identical to Deliverables, including deliverables which employ or specify data or materials that are similar but not identical to Materials; provided that any such provision does not breach any term or condition in this Agreement (including the Statements of Work), and provided further that such provision of services or deliverables to Third Parties does not include the use or delivery of, or otherwise infringe or misappropriate, any intellectual property rights of Generex or its Affiliates.

5.       Confidential Information. During performance of the Services and for five (5) years thereafter, Provider on the one hand, and the Ordering Party on the other hand (each such entity a “disclosing party” or a “receiving party,” as applicable), will treat the disclosing party’s Confidential Information as proprietary and confidential, and will not disclose any such Confidential Information to such receiving party’s employees, consultants, advisors, collaborators or Affiliates or to any other Third Party except such receiving party’s employees, consultants, advisors, collaborators, Affiliates and Permitted Subcontractors to whom it is necessary to disclose the disclosing party’s Confidential Information for purposes of performing its obligations or exercising its rights under this Agreement and the applicable Statement of Work; provided that such employees, consultants, advisors, collaborators, Affiliates and Permitted Subcontractors (x) are only given access to the disclosing party’s Confidential Information to the extent necessary to perform their respective duties under this Agreement and the applicable Statement of Work and (y) are subject to a written agreement that includes confidentiality and limited use terms at least as restrictive as those specified herein. The receiving party shall protect the disclosing party’s Confidential Information by using the same degree of care as such party uses to protect its own confidential information, but in any event no less than a reasonable degree of care.

Notwithstanding any other provisions herein, a receiving party shall not have liability or obligation to the disclosing party for, nor be in any way restricted in, its disclosure or use of any of the disclosing party’s Confidential Information to the extent the receiving party can prove by competent evidence that such Confidential Information (a) is already disclosed by the disclosing party to such receiving party or its Affiliates under no obligation of confidentiality to the disclosing party or to any Third Party; (b) is or becomes publicly known by any means whatsoever, through no action by or involvement of the receiving party; (c) is independently developed by or for the receiving party without use of the disclosing party’s Confidential Information; provided that the receiving party substantiates such independent development with contemporaneous documents; or (d) is intentionally disclosed by the disclosing party to a Third Party without restriction on disclosure. The fact that any portion of the Confidential Information may be subject to one of the foregoing exceptions shall not automatically exclude any combination of Confidential Information from protection under this Section 5 unless the entirety of such Confidential Information also falls under the same exception(s).

In the event the receiving party is required to disclose Confidential Information of the disclosing party pursuant to an enforceable order of a court or administrative agency, or to a regulatory authority or under other operation of law, it shall not be a breach of this Section 5 to make such disclosure; provided that the receiving party first (a) gives the disclosing party prior written notice, to the extent commercially reasonable, of the circumstances of the required disclosure, (b) takes all commercially reasonable steps necessary to assist the disclosing party in protecting its Confidential Information, and (c) limits disclosures made under this paragraph to the portion of Confidential Information specifically required to be disclosed, and further provided that disclosures made under this paragraph shall not otherwise exempt the disclosed Confidential Information from protection under this Section 5.

6.       Term and Termination.

6.1 Term. This Agreement will begin on the Effective Date and continue until its expiration two (2) years from the date of completion or termination of the last performed Statement of Work, unless earlier terminated in accordance with this Section 6.

6.2 Termination at Will. Ordering Party may terminate this Agreement and/or any Statement of Work for any reason upon fifteen (15) days written notice to Provider.

6.3 Termination of Statements of Work. If either Party materially breaches any provisions of this Agreement (including any provision of a Statement of Work), and the breaching Party fails to cure within thirty (30) days of receiving written notice thereof, the non-breaching Party may terminate, upon written notice to the breaching Party, any Statements of Work to which the breach relates.

6.4 Termination for Insolvency. Either Party may terminate this Agreement and any or all Statements of Work immediately without notice if the other Party: (i) voluntarily institutes insolvency, receivership or bankruptcy proceedings, (ii) is involuntarily made subject to any bankruptcy or insolvency proceeding and such proceeding is not dismissed within sixty (60) days of the filing of such proceeding; (iii) makes an assignment for the benefit of creditors, or (iv) undergoes any dissolution or cessation of business.

6.5 Effect of Termination; Settlement of Amounts. The termination of this Agreement shall terminate the Parties’ right to enter into new Statements of Work, but shall not terminate existing Statements of Work, unless any such Statement of Work has been expressly terminated. Upon any termination of this Agreement or a Statement of Work in accordance with this Section 6 or Section 20, the Ordering Party will be responsible for a portion of the Service Fees commensurate with the portion of Services completed at the time of such termination, such fees to be agreed upon by the Parties within thirty (30) days of the date of notice of such termination (or if no such notice is required, within thirty (30) days of the date of termination). Additional charges may include Expenses not cancelable at the time of termination and which are actually incurred prior to termination, or other termination or cancellation charges expressly set forth in the applicable Statement of Work.

6.6 Transfer of Work Product; Return of Confidential Information. Upon termination or expiration of this Agreement or any Statement of Work for any reason, Provider will: (i) deliver to Generex possession of and title to any and all reports, work product, Inventions and Deliverables created in connection with this Agreement (including any Statement of Work) as they exist at the time of termination or expiration, and (ii) return to Generex or provide Generex with written certification of the destruction of, at Generex’ sole option, all Materials, all Background IP of Generex and its Affiliates and all other Confidential Information of Generex and its Affiliates (including all copies thereof in any type of media) that are in Provider’s possession or control; provided, however, that with respect to any such reports, work product, Inventions, Deliverables, Background IP, Materials or other Confidential Information Provider will use for any surviving Statements of Work, the foregoing obligations will not be effective until the applicable Statements of Work are completed or terminated. Notwithstanding anything to the contrary in this Section 6.6, upon termination or expiration of this Agreement or any Statement of Work, Provider shall preserve all works in process until such work in process reaches a stage where it can be delivered without risk of harm to the development thereof, and such work product will be delivered to Generex at such appropriate time. Upon termination or expiration of this Agreement or any Statement of Work for any reason, Generex will return to Provider or provide Provider with written certification of the destruction of, at Provider’s sole option, all Background IP of Provider and all other Confidential Information of Provider (including all copies thereof in any type of media) that are in Generex’s possession or control.

7. Warranties.

 7.1 Limited Warranty. This Agreement (including all Statements of Work) constitutes a contract for services only. The sole warranty with respect to the Services is that Provider will perform all Services in accordance with the standard of performance set forth in Section 1.2. The Ordering Party shall notify Provider in writing of any claim for a breach of such warranty by Provider within one hundred and eighty (180) days after acceptance by the Ordering Party of the Deliverable(s) relating to such Services. The sole remedy of the Ordering Party for breach of such warranty shall be to require Provider to re-perform the Services (or such portion thereof as may reasonably be required to be re-performed), and, in such event Provider shall diligently pursue the re-performance of the Services or portions thereof until completion or, if Provider cannot re-perform the Services (or such portion) in accordance with this limited warranty, then it shall refund amounts paid by the Ordering Party for the applicable Service giving rise to the breach of the above warranty.

7.2 Limitation of Liability. EXCEPT WITH RESPECT TO THE PARTIES’ RESPECTIVE OBLIGATIONS OF INDEMNITY UNDER SECTION 8 OF THIS AGREEMENT AND OF CONFIDENTIALITY UNDER SECTION 5 OF THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY THE APPLICABLE LAW, (A) IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES, EVEN IF SUCH PARTY HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) EACH PARTY AND ITS AFFILIATES MAXIMUM AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR A STATEMENT OF WORK REGARDLESS OF THE CAUSE OF ACTION (OTHER THAN ANY BREACH OF THE WARRANTY CONTAINED IN SECTION 7.1 IN RESPECT OF WHICH ANY LIABILITY SHALL BE LIMITED TO RE-PERFORMANCE OR REFUND AS SPECIFIED THEREIN) SHALL BE LIMITED TO DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE SUM OF ALL AMOUNTS PAID OR PAYABLE BY THE ORDERING PARTY WITH RESPECT TO THE PROVISION OF THE SERVICES TO WHICH THE CLAIM RELATES IN THE CONTRACT YEAR IN WHICH THE CLAIM ARISES.

8. Indemnification.

8.1 Indemnity by Provider. Except to the extent proximately caused by the gross negligence, recklessness or willful misconduct of a Generex Indemnitee (as defined below), Provider will indemnify, defend and hold harmless Generex and its Affiliates and their respective officers, directors, employees and agents (each, a “Generex Indemnitee”) from and against any loss, damage, liability, claim, action, judgment, cost and expense (including court costs and reasonable attorneys’ and experts’ fees and expenses) that a Generex Indemnitee incurs in connection with any Third Party claim: (i) for a breach by Provider of representations or warranties made in Section 7; (ii) for a breach of confidentiality on account of use or disclosure of the Confidential Information of Generex or its Affiliates by Provider or its employees and subcontractors; or (iii) alleging that any materials (other than the Materials) provided by Provider in connection with the provision of Services infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property right of any Third Party.

8.2 Indemnity by Generex. Except to the extent proximately caused by the gross negligence, recklessness or willful misconduct of a Provider Indemnitee (as defined below), Generex will indemnify, defend and hold harmless Provider and its officers, directors, employees and agents (each, a “Provider Indemnitee”) from and against any loss, damage, liability, claim, action, judgment, cost and expense (including court costs and reasonable attorneys’ and experts’ fees and expenses) that a Provider Indemnitee incurs in connection with any Third Party claim: (i) for a breach by Generex of representations or warranties made in Section 7; (ii) for a breach of confidentiality on account of use or disclosure of the Confidential Information of Provider by Generex or its Affiliates or their respective employees; or (iii) alleging that any Materials provided by an Ordering Party in connection with the Services infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property right of any Third Party.

9.                  Insurance. Provider, at its expense, will maintain commercial general liability insurance and/or professional liability insurance with insurance carriers that maintain a Best’s rating of at least “A” and are permitted to do business in the United States, such insurance to have limits and be subject to such other terms and conditions as are customary for companies engaged in providing similar services in similar industries, unless otherwise specified in a Statement of Work.

10.        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws, and except that matters pertaining to intellectual property rights and patents shall be governed by the laws of the jurisdiction in which such intellectual property rights or patents exist. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Services and Deliverables are provided solely for lawful purposes and use. Without limiting the foregoing, each Party agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State. Specifically, each Party represents and warrants that it shall not , directly or indirectly (a) sell, export, reexport, transfer, divert, or otherwise dispose of any products, software, technical data or technology (including products derived from or based on such technology) received from the other Party or its Affiliates in connection with this Agreement to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations, or (b) use the products, software, technology and/or technical data for any use prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. Each Party shall indemnify, defend, and hold harmless, to the fullest extent permitted by law, the other Party and its Affiliates from and against any fines or penalties that may arise as a result of such Party’s breach of this Section 10.

11.              Assignment; Binding Effect. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by any of the Parties without the prior written consent of the other Party; provided, however, that no consent of Provider shall be required (i) with respect to any assignment or transfer from Generex to an Affiliate of Generex, or (ii) in the event of the merger or consolidation of Generex into a Third Party, the sale of all or substantially all of the assets of Generex to a Third Party, or the sale of the equity interests of Generex, subject to written assumption by any permitted assignee of all the rights and obligations of its assignor under the Agreement (and any applicable Statement of Work). This Agreement shall be binding upon the Parties’ respective successors and permitted assigns.

12.              Independent Contractor. The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party, its Affiliates, or any of its or their employees as the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or its Affiliates. Except as set forth herein, neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party or its Affiliates.

13.              Amendment; Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties. Each Party shall have the right to enforce the provisions of this Agreement in strict accordance with its terms. The failure of a Party at any time to enforce its rights hereunder strictly in accordance with the same shall not be construed as having created a custom contrary to the specific provisions hereof or as having in any way modified or waived same, or any other provision.

14.              Notices. Notices under this Agreement shall be in writing and deemed effective when delivered by hand or by facsimile transmission, or upon receipt when sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address for a Party as shall be specified by written notice):

For notices regarding forecast, ordering, or operation of this Agreement, to the named party and address set forth in the applicable Statement of Work.

For notices regarding interpretation, terms, termination, or breach of this Agreement:

If to Provider:

EpiVax

188 Valley Street, Suite 424

Providence, RI 02909 Attention: Anne DeGroot, PhD

email: anne@epivax.com

If to an Ordering Party:

Generex Biotechnology

10102 USA Today Way

Miramar, FL 33025

Attention: Anthony Crisci, Esq, CPA, Chief Legal Officer

Email: acrisci@nugenerex.com

with electronic copies to:

Richard Purcell, Executive Vice President, R&D Email: rpurcell@nugenerex.com

And to:

Joseph Moscato, President & CEO

Email: jmoscato@nugenerex.com

15.              Entire Agreement. This Agreement, including Appendices and any Statements of Work executed hereunder, and any Material Transfer Agreement executed hereunder set forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto (including without limitation the Confidentiality Agreement, dated as of February 2, 2020 between EpiVax and Generex) are superseded hereby.

16.              Severability. The provisions of this Agreement shall be several. Invalidity or unenforceability of one provision shall not affect any other provision of this Agreement.

17.              Survival. The expiration or termination of this Agreement shall not relieve the Parties or their respective Affiliates of any rights or obligations accruing prior to such termination or expiration. The provisions of Section 1.6 (“Subcontracting”), Section 4 (“Intellectual Property”), Section 5 (“Confidentiality”), Section 6.5 (“Effect of Termination; Settlement of Payments”), Section 6.6 (“Transfer of Work Product; Return of Confidential Information”), Section 7 (“Warranties”), Section 8 (“Indemnification”), and the general provisions set forth in Sections 11 through 23, including this Section 17, will survive the expiration or termination of this Agreement for any reason. The remaining provisions will survive to the extent required for any surviving Statements of Work.

18.              Headings. The headings in this Agreement are for convenience only and do not in any way limit or amplify the terms in this Agreement.

19.              Use of Names. Neither Party nor its Affiliates shall use the other Party’s or its Affiliate’s name or the names of its employees in any advertising, sales or promotional material or in any publication without prior written consent of such other Party.

20.              Force Majeure. Provider shall not be responsible for failure or delay in performance of its obligations related to the Services due to causes beyond its reasonable control, including but not limited to, acts of God, governmental actions, fire, labor difficulty, shortages, civil disturbances, transportation problems, interruptions of power or communications, failure of suppliers or subcontractors, or natural disasters; provided, however, that the Ordering Party shall have the right to terminate the applicable Statement of Work pursuant to which such Services are to be performed if such delay or failure to perform is not resolved within thirty (30) days.

21.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.

22.              Facility Visits and Audits. The Ordering Party, or its representatives, may conduct one (1) annual quality audit lasting not more than three (3) days, or additionally for cause, in either case as scheduled in advance by mutual agreement of the Parties. While on Provider’s premises, the Ordering Party will comply with any and all safety, security, and confidentiality measures required by Provider.

23.              Risk of Loss of Deliverables. Risk of loss of Deliverables pass to the Ordering Party upon acceptance of the Deliverables in accordance with the applicable Statement of Work.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

1

EpiVax, LLC

By: /s/ William Martin
Name: William Martin
Title: CEO

Generex Biotechnology Corporation

By: /s/ Richard Purcell
Name: Richard Purcell
Title: EVP R&D

2

APPENDIX 1

“Affiliate” means any company that, directly or indirectly, is Controlled by, Controls, or is under common Control with, a Party, for so long as such Control exists.

“Confidential Information” means any confidential or other proprietary information that is disclosed by or on behalf of a Party (the “disclosing party”) to the other Party (the “receiving party”), whether disclosed orally, visually or in writing, whether disclosed before or after the Effective Date, and whether or not marked or otherwise designated as confidential, including, without limitation, specifications, trade secrets, know-how, products, raw materials, techniques, processes, compositions, compounds, formulas, schematics, financial information, business plans, product plans, programs, financial information, the terms and conditions of this Agreement and any other information disclosed. All reports, analyses, compilations, data, forecasts, studies and other materials that contain or otherwise reflect or are generated or derived from such information are also included in the definition of “Confidential Information.” Confidential Information of Generex includes, but is not limited to, the Inventions, the Deliverables, the Background IP of Generex and its Affiliates, and the Materials. Confidential Information of EpiVax includes, but is not limited to, the EpiVax IP, and the Background IP of EpiVax and its Affiliates.

“Commercial License Royalty” means the royalty paid by Generex, its subsidiaries, and affiliates, to EpiVax on all commercial sales of Ii-Key Products or Diagnostics Products that include EpiVax IP.

“Control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Deliverables” means (a) for all Services other than technology transfer Services (i) final audited documentation, information, records, raw data, or other work product generated in the performance of the Services; and (ii) materials made pursuant to the Statement of Work derived and/or made from the Materials; and (b) for technology transfer Services, a summary of the documentation, information, records, raw data, or other work product generated during performance of the technology transfer Services.

“Diagnostic Products” means the use of the EpiVax IP together with NuGenerex’s CASSETTE Platform, or NuGenerex’s EXPRESS II platform, or other technologies for the screening and/or diagnosis of the nCOV-2019 virus or COVID-19 virus, including but not limited to rapid diagnostic test kits, clinical laboratory tests, screening assays, or other laboratory methods to diagnose coronavirus infection or exposure.

“EpiVax IP” means an amino acid sequences, owned, controlled or recommended by EpiVax or amino acid sequences derived from an amino acid sequence owned, controlled, or recommended by EpiVax which are useful for the development of products in the Field and the Territory, as hereinafter defined.

“Field” means prevention, diagnosis or treatment of the coronavirus designated nCOV-2019 or COVID19.

“Ii-Key” means an amino acid chain of the immune-regulatory Ii protein that stimulates CD-4 activation when linked with MHC Class II epitopes.

“Ii-Key Product” means any product formulation which incorporates NuGenerex Ii-Key technology and EpiVax IP.

“Inventions” means inventions, improvements, designs, programs, formulas, know-how, methods, processes, documentation, records, data, materials, specimens, concepts, information, writings or other work product or intellectual property, that may or may not include the EpiVax IP, generated or discovered in the performance of the Services, whether or not copyrightable or patentable.

“License” means EpiVax’s grant of a license on EpiVax IP to the extent necessary for Generex to make, have made, modify, improve, market, import, have imported, sell, have sold, offer for sale, bundle, distribute, have distributed and otherwise use, enjoy the benefit of, and exploit the Ii-Key Products or Diagnostics Products in the Field and Territory. EpiVax reserves the right to use the EpiVax IP within the Field, with or without third parties, for the development of products which do not qualify as Ii-Key or Diagnostic Products.

“Materials” means the materials provided by or on behalf of the Ordering Party in connection with the Services, including all documentation, information, records, raw data, writings provided in connection therewith.

“Ordering Party” means Generex and/or an Affiliate of Generex, to the extent such party has executed the applicable Statement of Work.

“Parties” means the applicable Ordering Party and Provider, or if the context otherwise requires, Generex and EpiVax.

“Services” means those services that are specified in a Statement of Work.

“Technology Access Fee” means the fee paid by Generex to EpiVax in order to secure access to the EpiVax IP for the development, testing, and marketing of Ii-Key Products and Diagnostic Products in the Field and the Territory.

“Territory” means worldwide.

“Third Party” means any person or entity other than Provider, Generex or any of their respective Affiliates.

“Yearly Renewal Fee” means a yearly renewal of the Technology Access Fee to be paid by Generex to EpiVax starting on the one-year anniversary of the Agreement and continuing until the first year Generex receives commercial revenue on any Ii-Key Products and Diagnostic Products.

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APPENDIX 2

STATEMENT OF WORK No. 1

This Statement of Work is entered into by and between Generex, LLC, a Delaware limited liability company (“Generex”), and EpiVax Inc., a Rhode Island corporation (“EpiVax”), and is made part of and subject to that certain Master Services Agreement entered into by and between Generex and EpiVax (the “Agreement”). Capitalized words used but not defined in this Statement of Work shall have the definition ascribed to it in the Agreement.

1.0 Scope of Work

This Statement of Work was developed as a result of a discussion between EpiVax and Generex for the identification, development, and transfer of a potential vaccine for COVID-19 based upon the EpiVax proprietary epitope prediction software.

Work Plan

1) Epitope Selection

a)	Review published information related to nCOV-2019.

b)	Select input genome.
i)	Preliminary analysis based on nCoV_2019_Wuhan-Hu-1.

c)	Select target proteins.
i)	Preliminary analysis suggests Spike, Envelope, and Membrane.

d)	Collect input amino acid sequences.

e)	Using the EpiMatrix system screen each input sequence for:
i)	HLA Class II restricted T cell epitope clusters.
ii)	HLA Class I restricted T cell epitopes.

f)	Using the JanusMatrix algorithm screen each T cell epitope cluster identified by EpiMatrix for human-like content.

g)	File provisional patents on all high scoring sequences.

h)	Compare Generex’ previously identified SARS virus epitope sequences vs. COVID-19 sequences to identify homology

i)	Select T cell epitope clusters with low human-like content and significant Class I content for further testing.

j)	Screen high scoring epitope clusters and select candidates for testing.

i)	Select T cell epitopes clusters from extracellular domains.
ii)	Select T cell epitope clusters of limited length (9 to 11 AA in length w/o flanks).
iii)	Select T cell epitope clusters with low human-like content (JanusMatrix<3).
iv)	Select T cell epitope clusters with significant Class I content.
v)	Append LRMK to n-terminal and check for junctional epitopes. vi) Select T cell epitope clusters with low junctional immunogenicity.

k)	File provisional patents on selected sequences (approximately 25).

Deliverable 1 – Report summarizing the results of the primary epitope selection process and results of the SARS virus comparison

Deliverable 2 – Report summarizing the results of the secondary and tertiary epitope selection process

Deliverable 3 – Report defining selected epitopes for incorporation into Ii-Key hybrid Vaccines and reasoning behind selection

Deliverable 4 – Report detailing the provisional patent applications and claims, with complete provisional patent applications attached as appendices.

Estimated Timeline: Two (2) Weeks

Fee for Work Plan Completion (due upon delivery of final report and receipt of invoice from EpiVax): $150,000 US

Technology Access Fee (due upon execution of this Statement of Work No. 1 and receipt of invoice from EpiVax): $150,000 US.

Yearly Renewal Fee (due upon receipt of invoice from EpiVax): $25,000 US.

Commercial License Royalty. Upon commercial sale of any Ii-Key Products or Diagnostic Products, Generex will pay EpiVax a royalty equal to 20% of all payments received by Generex, its subsidiaries, and affiliates, including, without limitation, licensing fees, maintenance fees, milestones and royalties but excluding direct R&D support. Said payments to be made in the calendar quarter immediately following receipt or revenue by Generex.

Disposition of Intellectual Property. In exchange for the Technology Access Fee, the Fee for Work Plan Completion, the Yearly Renewal Fee, and the Commercial License Royalty, EpiVax hereby grants Generex and its Affiliates a non-exclusive, transferable, license under EpiVax’ and its Affiliates’ interest in the EpiVax IP generated by EpiVax during the performance of this Statement of Work, with the right to grant sublicenses, and rights to use the Background IP of EpiVax, together, as necessary to make, have made, modify, improve, market, import, have imported, sell, have sold, offer for sale, bundle, distribute, have distributed and otherwise use, enjoy the benefit of, and exploit the Ii-Key Products or Diagnostic Products in the Field and the Territory. EpiVax reserves the right to use the EpiVax IP within the Field, with or without third parties, for the development of products which do not qualify as either Ii-Key Products or Diagnostic Products.

{Signatures Next Page}

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CONFIDENTIAL AND PROPRIETARY

IN WITNESS WHEREOF, the Parties hereto have executed this Statement of Work as of the Effective Date.

EpiVax, LLC

By: /s/ William Martin
Name: William Martin
Title: CEO

Generex Biotechnology Corporation

By: /s/ Richard Purcell
Name: Richard Purcell
Title: EVP R&D

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